EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Ole Jensen, certify that:
1.	I am a duly authorized officer of BMW Financial Services NA, LLC;
2.
I have reviewed the terms of that certain Servicing Agreement, dated as of August 30, 1995 (the “Basic Servicing Agreement”), between Financial Services Vehicle Trust (the “Trust”) and BMW Financial Services NA, LLC, as servicer (in such capacity, the “Servicer”), as supplemented by the 2021-2 Servicing Supplement, dated as of September 15, 2021 (together with the Basic Servicing Agreement, the “Servicing Agreement”), among the Trust, BMW Manufacturing L.P., as grantor and initial beneficiary of the Trust, and BMW Financial Services NA, LLC, as sponsor and as Servicer, and I have made, or have caused to be made under my supervision, a review of the activities of the Servicer and the performance of its obligations under the Servicing Agreement during the period from January 1, 2022 to December 31, 2022; and

3.
to the best of my knowledge, based on the review described in paragraph 2 above, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects during the period from January 1, 2022 to December 31, 2022.

Dated:                          March 28, 2023
BMW FINANCIAL SERVICES NA, LLC
By:  /s/ Ole Jensen
Name:       Ole Jensen
Title:            Vice President – Finance & Chief Financial Officer